Exhibit 10.3

APPRAISAL MANAGER AGREEMENT

THIS APPRAISAL MANAGER AGREEMENT (the “Agreement”), dated as of July 1, 2007, is by and among Fidelity Property Income Trust, a Maryland real estate investment trust (the “Trust”), Fidelity Property Income Trust Limited Partnership, a Delaware limited partnership (the “Controlled Partnership”), and Cushman & Wakefield of Long Island, Inc., a New York corporation (the “Appraisal Manager”).

W I T N E S S E T H

WHEREAS, the Trust and the Controlled Partnership desire to avail themselves of the experience, sources of information, advice and assistance of the Appraisal Manager and to have the Appraisal Manager perform the services and undertake the duties and responsibilities hereinafter set forth; and

WHEREAS, the Appraisal Manager is willing to render such services and undertake such duties and responsibilities on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. APPOINTMENT. The Trust and the Controlled Partnership hereby appoint the Appraisal Manager to serve as their appraisal manager on the terms and conditions set forth in this Agreement, and the Appraisal Manager hereby accepts such appointment.

2. SERVICES. The Appraisal Manager shall render the following services:

(a) Work with the Advisor (as defined below) and the independent valuation expert (the “Independent Valuation Expert”) as requested by the Advisor to review, revise, implement and test, as applicable, systems and policies and procedures related to the valuation and independent appraisal of the Controlled Partnership’s investments in commercial real estate properties, including, without limitation, (i) appraisal and valuation reporting systems, and (ii) the valuation guidelines proposed by Pyramis Global Advisors Trust Company, a New Hampshire chartered limited purpose trust company (the “Advisor”), approved by the Independent Valuation Expert and adopted by the Trust’s Board of Trustees (the “Board”), as amended from time to time (the “Valuation Guidelines”);

(b) As requested by the Advisor, manage, coordinate and review in accordance with the Valuation Guidelines independent appraisals for the commercial real estate properties held by the Trust (this includes, but is not limited to, processing the independent appraiser engagement letters, invoices, appraisal work and information flow and reviewing the completed report, as well as handling other management, administrative and issue-resolution functions related to the Appraisal Manager’s oversight and management of the independent appraisers as contemplated in the Valuation Guidelines);

(c) As requested by the Advisor, conduct quarterly valuations in compliance with the Valuation Guidelines of commercial real estate properties held by the Trust that are not being valued by an independent appraiser that quarter (this includes, but is not limited to, reviewing property cash flows and leasing/tenant issues, updating local real estate conditions and monitoring capital market changes);

(d) Provide appropriate Appraisal Manager resources to communicate with and assist the Advisor in connection with initial valuation due diligence on possible acquisitions; and

(e) As requested by the Advisor, meet with the Board to review the valuation and related activities of the Trust and the Controlled Partnership and the actions the Appraisal Manager has taken under this Agreement.

3. USPAP COMPLIANCE. Except as otherwise agreed with the Advisor, all valuation services rendered by the Appraisal Manager pursuant to this Agreement (including, without limitation, all reviews of independent property appraisals and quarterly property valuations and related reports) shall comply with the applicable provisions of the Uniform Standards of Professional Appraisal Practice, the Code of Ethics and Certification Standards of the Appraisal Institute, the Supplemental Standards and the policies and procedures of the Trust, the Controlled Partnership and the Advisor.

4. COMPENSATION. Compensation for services rendered by the Appraisal Manager pursuant to this Agreement shall be paid by the Controlled Partnership in the amounts and in accordance with the terms and conditions set forth in Schedule I attached hereto.

5. PERSONNEL. The Appraisal Manager agrees that, without limiting its obligations, duties or responsibilities under this Agreement (collectively, the “AM Obligations”), primary responsibility for the performance of the AM Obligations shall be assigned to one or more senior employees of the Appraisal Manager (each, a “Responsible Senior Employee”). Such Responsible Senior Employees shall initially be Clarke Lewis. The Appraisal Manager will use its reasonable efforts to assure that each Responsible Senior Employee continues to act in such capacity during the term of this Agreement or until a suitable replacement has been approved by the Advisor as provided in the following sentence. If any Responsible Senior Employee ceases, for any reason, to serve in such capacity, the Appraisal Manager will notify the Advisor immediately in writing and assign primary responsibility for the AM Obligations formerly assigned to such Responsible Senior Employee to another senior employee of the Appraisal Manager of similar experience and ability who is reasonably acceptable to the Advisor (such replacement shall thereafter be a Responsible Senior Employee). A Responsible Senior Employee shall be deemed to be serving in such capacity until the Appraisal Manager notifies the Advisor in writing otherwise.

6. RECORDS. The Appraisal Manager shall maintain for a five year period appropriate records of all its activities hereunder and make such records available for inspection by the Trust, the Controlled Partnership and by their counsel, auditors and authorized agents, at any time or from time to time during normal business hours.

7. CONFIDENTIALITY. The Appraisal Manager shall not at any time during the term of this Agreement or thereafter (a) use any of the Trust’s, the Controlled Partnership’s, the Advisor’s or any of their respective affiliates’ trade secrets, confidential business methods or other confidential or proprietary information (“Confidential Information”) for any purpose other than as required to perform its duties and responsibilities hereunder or (b) disclose any Confidential Information to any person other than to the Appraisal Manager’s employees as required to perform its or their duties and responsibilities hereunder. Prior to disclosing any Confidential Information to any such employee, the Appraisal Manager shall inform such employee of the restrictions on the use and disclosure of the Confidential Information as provided in this Section 7 and shall direct such employee to limit the use and disclosure of the Confidential Information accordingly. Upon termination of this Agreement, the Appraisal Manager will promptly return to the Advisor all Confidential Information in its possession; provided, however, that the Appraisal Manager may retain one copy of any Confidential Information it reasonably and in good faith determines is necessary to protect its interests.

8. INSURANCE. The Appraisal Manager agrees to maintain professional liability coverage that includes coverage for its responsibilities under this Agreement, with limits of at least $5 million for errors and omissions, $2 million for general business liability, and a $1 million fidelity bond, throughout the term of this Agreement.

9. DISCLOSURE. The Appraisal Manager acknowledges and agrees that this Agreement may be publicly filed with or otherwise publicly disclosed to the Securities and Exchange Commission and federal, state and other regulatory bodies in connection with the offering (the “Offering”) contemplated in the Trust’s registration statement on Form S-11 (the “Registration Statement”) and further agrees and consents to be named as the Trust’s and the Controlled Partnership’s appraisal manager (as such role is described herein) in the Registration Statement, any other public or private filing or other document and any amendments or revisions thereto deemed necessary or advisable by the Advisor to effect the Offering or to comply with applicable laws, rules or regulations (each, a “Disclosure Document”). In furtherance thereof, the Appraisal Manager agrees to reasonably cooperate with the Advisor and to take such further actions as may reasonably be deemed necessary or advisable by the Advisor in connection with being so named in any such Disclosure Document, including executing any required consent or consents after being given a reasonable opportunity to review and comment on the portion of such disclosure that is related to the Appraisal Manager.

10. TERM; TERMINATION OF AGREEMENT.

(a) This Agreement shall continue in force for a period of one year from the date hereof, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties, which consent shall be deemed to have been given unless a party notifies the other parties in writing at least 90 days prior to such renewal date.

(b) This Agreement may be terminated:

(i) At any time by written consent of all parties hereto for any reason or no reason;

(ii) Upon at least 90 day’s written notice by any party to the other parties for any reason or no reason; or

(iii) At any time, including, without limitation, immediately, by the Trust or the Controlled Partnership with or without Cause (as defined below); provided, however that if this Agreement is terminated without Cause pursuant to this paragraph (iii) at any time during the Ongoing Phase (as defined in Schedule I attached hereto), the Appraisal Manager shall be paid a termination fee within 30 days of such termination equal to the difference, if any, between (A) the Ongoing Quarterly Retainer (as defined in Schedule I attached hereto), minus (B) the product of the Ongoing Quarterly Retainer multiplied by a fraction the numerator of which is the number of day’s written notice provided to the Appraisal Manager of the termination of this Agreement pursuant to this paragraph (iii) and the denominator of which is 90.

For purposes of this Section 10, “Cause” means (x) fraud, criminal conduct, willful misconduct or a breach of this Agreement by the Appraisal Manager or any person to whom primary responsibility for the performance of the AM Obligations was assigned, including, without limitation, any Responsible Senior Employee, at the time of such fraud, criminal conduct, willful misconduct or breach or (y) if any Responsible Senior Employee ceases, for any reason, to perform the services required of a Responsible Senior Employee hereunder and a replacement reasonably satisfactory to the Advisor as provided in Section 5 is not provided within 30 days of the date of such cessation.

11. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the applicable address set forth below or otherwise provided to the parties hereto as provided in the last sentence of this Section 10:

To the Advisor, the Trust or the Controlled Partnership:	Pyramis Global Advisors Trust Company 500 Salem Street Smithfield, RI 02917 Attention: John R. Barrie

With a copy to: Eric J. Graham, Esq. Goodwin Procter LLP 53 State Street Boston, MA 02109

To the Appraisal Manager:

Cushman & Wakefield of Long Island, Inc.

1747 Veterans Highway, Suite 48

Islandia, NY 11749

Attention: Clarke Lewis

With a copy to:

Cushman & Wakefield Inc.

51 West 52nd Street

New York, NY 10019-6178

Attn: Legal Counsel

Any party may at any time give notice in writing to the other parties of a change in its address for purposes of this Section 10.

12. GENERAL.

(a) This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that this Agreement may be assigned by the Trust or the Controlled Partnership to a corporation or other entity which is a successor to all of the assets, rights and obligations of the Trust or the Controlled Partnership without the prior consent of any other party.

(b) This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Except as expressly provided herein, nothing in this Agreement is intended to give any person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement.

(c) Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws provisions.

(e) This Agreement and any written exhibits, agreements or documents referenced herein or therein, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(g) The terms and provisions of this Agreement may be modified or amended and compliance with any provision hereof may be waived only with the unanimous written consent of all the parties hereto.

(h) The Trust and the Controlled Partnership, on the one hand, and the Appraisal Manager on the other are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

(i) The provisions of Section 7 hereof shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FIDELITY PROPERTY INCOME TRUST

By:	/s/ John R. Barrie
John R. Barrie
President and Chief Executive Officer

FIDELITY PROPERTY INCOME TRUST LIMITED PARTNERSHIP

By:	Fidelity Property Income Trust LLC, its General Partner

By:	/s/ John R. Barrie
John R. Barrie
Manager

CUSHMAN & WAKEFIELD OF LONG ISLAND, INC.

By:	/s/ Clarke Lewis
Clarke Lewis
Managing Director

S-1

Schedule I

Compensation

From the date of this Agreement and for so long as the Advisor requests the Appraisal Manager to perform AM Obligations other than reviewing independent property appraisals and conducting quarterly property valuations, the compensation to be paid to the Appraisal Manager in respect of services rendered by it pursuant to this Agreement during any calendar quarter shall be $18,000 (the “Initial Quarterly Retainer”).

After the date the Advisor requests the Appraisal Manager to start reviewing one or more independent property appraisals and conducting one or more quarterly property valuations (in addition to any other AM Obligations) and until this Agreement is terminated (such period, the “Ongoing Phase”), the compensation to be paid to the Appraisal Manager in respect of services rendered pursuant to this Agreement during any calendar quarter shall be equal to the sum of (i) $6,000 (the “Ongoing Quarterly Retainer”), plus (ii) $1,250 for each independent property appraisal reviewed by the Appraisal Manager during such calendar quarter, plus (iii) $2,500 for each property valuation conducted by the Appraisal Manager during such calendar quarter.

The Initial Quarterly Retainer and Ongoing Quarterly Retainer shall be pro rated for any applicable period that is less than a full calendar quarter. All compensation to be paid to the Appraisal Manager in respect of services rendered pursuant to this Agreement during any calendar month shall be paid within 30 days of the end of such calendar quarter. The Appraisal Manager shall bear all costs and expenses incurred by it in connection with performing the AM Obligations under this Agreement.

Schedule I - 1